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                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 1


     On February 9, 2001, HemaSure Inc. conducted an analyst/investor conference call. The following is a transcript of that conference call:

                             CONFERENCE CALL TRANSCRIPT


                                                          HEMASURE, INCORPORATED

                                                        Moderator:  James Murphy
                                                                February 9, 2001
                                                                      9:00 am CT


Operator: Good day and welcome, everyone, to the HemaSure, Incorporated conference call. Today's call is being recorded.

      With us from the company is the Chairman of the Board, Mr. Timothy Barberich, and Mr. Jim Murphy, Chief Financial Officer. Please go ahead, sir.

James Murphy: Good morning, everyone, and thank you for joining us on the conference call this morning. As a reminder, this call is being simulcast on our Web site at www.hemasure.com.

      Before we begin the call, I'd like to review the Safe Harbor Statement. Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties.

      Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements include, but are not limited to, those relating to the completion of the acquisition of HemaSure's assets and prospects for HemaSure following the sale of its assets to Whatman.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 2

      Information on the potential factors that could affect the company's actual results of operations are included in its filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10K for the fiscal year ended December 31, 1999.

      Now I'd like to turn the call over to Tim Barberich.

Timothy Barberich:  Thank you, Jim.  And thank you for joining us this morning.

      As our press release on Monday stated, Whatman has agreed to purchase the non-cash assets of HemaSure. I'd like to take this opportunity to further explain this agreement and what it means for HemaSure and its investors. And then we'll follow that by question and answers.

      First let's discuss the financial terms of the agreement. Whatman will purchase HemaSure's assets, except for cash, cash equivalents, and marketable securities, and assume the liabilities of the company with certain exceptions as defined in the agreement.

      Included in the purchase price are $10 million in cash, plus cash or an amount of Whatman common stock which effectively covers the net change in cash from the ongoing operations of HemaSure's business from November 1, 2000 through the date of closing of this agreement. This figure is currently anticipated to be approximately $3 million.

      Also as part of the agreement, Whatman will pay HemaSure a royalty on the sale of filtration productions that use the technology Whatman is acquiring. The royalty is capped at $12 million, subject to certain reductions as defined in the royalty agreement.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 3

      The reductions include the offset of certain potential liabilities associated with HemaSure's patent litigation with the Pall Corporation that Whatman has assumed. Whatman will retain HemaSure's personnel associated with the acquired business.

      Closing the transaction is subject to the satisfactory completion of certain conditions as defined in the agreement and includes the approval of HemaSure's shareholders.

      We expect to close this transaction during the first quarter of 2001 or shortly thereafter. At that time, HemaSure is expected to have approximately $17.5 million in a combination of cash, cash equivalents, marketable securities, and Whatman stock.

      As I believe you all know, this agreement follows a very challenging year for HemaSure. In September of 2000 our largest customer, the American Red Cross, canceled its supply contract with HemaSure due to a small number of adverse reactions in patients transfused with blood filtered through the r\LS blood filter.

      In November Gambro, a Swedish company which is the parent company of
      (Kobe), terminated its distribution and development agreement with HemaSure. In terminating the agreement, Gambro cited the ARC cancellation and other business conditions at that time.

      HemaSure is currently in the preliminary stages of considering strategic business combinations and other transactions with a view toward further enhancing stockholder value. At this time, we are in the process of contacting several potential candidates.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 4


      We believe that this agreement with Whatman and the preservation of cash and the public corporate existence is the best and most effective way, given all of the circumstances involved, to maximize the potential return to our shareholders.

      I'd now like to open the call for your questions.

Operator:  Today's question and answer session will be conducted electronically.
      If you'd like to ask a question, please press the star key followed by the digit 0 on your touch-tone phone. Again, star 1 on your touch-tone phone if you have a question for today's conference.

      We'll go first to Seth Mason, private investor.

Timothy Barberich:      Hello?  Is the moderator there?

James Murphy:  ((inaudible)) lost her.

Timothy Barberich:      Do you have that number?

Operator:  Please stand by.

Timothy Barberich:      It's them.

Operator:      We do apologize.  One moment please.

      I do apologize, we're having some technical difficulties. One moment please.

Timothy Barberich:      Is this AT&T?

Operator: Again, star 1 on your touch-tone telephone if you have a question for today's conference. We do apologize, it's star 1 on your touch-tone telephone.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 5


      Again, we'll go next to John Powell, private investor. Mr. Powell, your line is open, sir.

John Powell: Thank you. Mr. Barberich, I have a question on the structure of the deal. Why wasn't this deal structured as a tender offer for all outstanding shares instead of the sale of the assets?

      This management team really has a pretty poor record of returning value to the shareholders. And I feel the best way to return value would be to, you know, give the shareholders back their money.

Timothy Barberich: Yes, I understand the sentiment completely. The opportunity for a tender offer was not available to us from Whatman. Whatman is a British UK-registered company and does not have registered securities on a US exchange.

      As a result, they were not in a position to buy the entire company in a stock swap. And the only alternative available was an asset purchase or a complete cash acquisition in exchange for the shares of the stock, which they weren't willing to do.

      So essentially the best alternative that we could create under the circumstances, which as you're - as we're all, unfortunately, aware, was not a very good situation, was to sell the assets and retain the cash.

      At this point, all of the options remain open, including distribution of cash. But with a public company, that's sometimes problematic because of the requirement to keep the shell open for three years with enough cash to deal with any kind of contingent liability.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 6


      But we have an open mind in terms of how to create remaining shareholder value. And clearly, one way is to leverage the cash and the public shell in a merger with a private company which has, you know, good prospects for stock appreciation.

      But another way is to distribute the cash. So we have to, at this point, sort of evaluate the routes available to us with the objective of maximizing value for the shareholder.

John Powell: Thank you. And I have another quick question too. Were strategic alternatives explored with Pall, (Lydoll), (Esco), (FilterTech), (Kobe) Labs, Haemonetics, or (Asashi)?

Timothy Barberich: Yes. Over - frankly, and in a fairly aggressive way over a long period of time, we explored all the logical strategic alternatives. And this is the one that emerged and what is essentially available to us.

Operator: We'll take our next question from Seth Mason, private investor. I do apologize, Mr. Mason. Please go ahead, sir.

Seth Mason: Good morning. Two question, would there be a new management team and board under the restructuring of the company, so to speak?

      And can you make any comment as far as investment opportunities that might be available in maybe a particular area of the health industry where you think opportunities exist? And that is my question. Thank you.

Timothy Barberich: Okay. There'll be a reduced board that will remain with HemaSure. It will be roughly three members.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 7


      Ed Wood, who was prior - whose prior role as a board member and as president of (Kobe), has - over the last six months has resigned as the President of (Kobe) and has resigned the HemaSure board.

      But Ed has been retained as the sole retention within the HemaSure company to manage the process of looking at alternatives and to basically create the best possible route going forward.

      We have retained a consulting firm to help us evaluate possibilities. So Ed will work for the board. And he will coordinate that particular alternatives search program and strategic process.

      Other than that, the company will have no employees. So essentially it will be a cash account with very, very little or no burn rate -- probably any expenses are offset by interest income -- and a small board of directors.

      Now the second part of your question, if you could, repeat that please.

      Oh, what kind of - sorry, the second part of the question related to what kind of opportunities might be logical. And I think that we can't really comment on specific opportunities.

      But clearly, given the interest of the shareholders of record, opportunities in the healthcare field would definitely be one of the constraints. We'd be looking for either biotechnology opportunities or medical device opportunities as appropriate.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 8


      And I think that the HemaSure vehicle, which is essentially a shell of 20,000 - 20 million shares outstanding and $17 million in cash, in order to leverage that in any sensible way, it would probably be a merger with a private company that in different environmental conditions might access the public market, but given the stock market conditions of today, may not have an opportunity for another year or so. That's the kind of opportunity we'd be looking at.

Operator:  We'll take our next question from Duane Walsh, private investor.

Duane Walsh: Well good morning, Mr. Barberich. I think you answered my questions, except for one. I'd just like to know where (Kobe) stands in all of this. It seems like we smaller shareholders have gotten caught in the crossfire between Gambro, (Kobe), and Sepracor. And I just want to know if there's cooperation, or splitsville, or whatever. Thank you.

Timothy Barberich: Yes. There really hasn't been any disagreements at the board level of HemaSure. You know, (Kobe's) strategic interest was in distributing the HemaSure product on a worldwide basis. And they had rights to distribute to all customers, outside the American Red Cross. Clearly, they would have liked to see HemaSure succeed for strategic reasons.

      Sepracor, on the other hand, at this point had no strategic interest in HemaSure, but is simply a shareholder. And we've been, I think, as supportive as possible over the last ten years or so. I guess it's a little bit less than that, seven years. But clearly, as a pharmaceutical company, Sepracor didn't really - no longer had a strategic interest in the filtration business.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 9


      I think both (Kobe) and Sepracor made the decision not to reinvest. (Kobe) had invested in two subsequent rounds after they initially got involved as a distributor.

      And part of that reason was, we viewed the difficulty of HemaSure getting on line in a timely fashion as an independent entity as a fairly grave challenge, given their existing burn rate, given the amount of money that needed to be invested to make the product - to automate the production of the product and reduce the cost of the product.

      And while there is, I think, an opportunity at some point in time for HemaSure to reenter the market, it really looked like it would take resources greater than HemaSure could raise in the financial markets and a timeframe that made that really unrealistic.

      So (Kobe) decided that it really wasn't appropriate for them to go for a third round of investment. And for HemaSure, it wasn't strategic. So we're left with this as the best possible alternative.

      Of course we are, together, 60% shareholders. I think the one that - where we're most equal to the public shareholder is Sepracor, where we're looking to maximize the value of our investment. And this appears to be the best alternative of not very many alternatives in total.

Duane Walsh: Well I guess my question really is, is Gambro still - and you answered, they are still a major shareholder. But are they going to help in this? Is somebody from their company going to be on the board, et cetera?

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 10


Timothy Barberich: Well the two representatives from Gambro who were on the board have resigned. They do have the right to assign two replacement members. And we're not really sure what their intent would be at this point in time.

Duane Walsh:  Okay.  Thank you.

Operator: Again, star 1 on your touch-tone phone if you have a question for today's conference, star 1. We'll take a follow-up question from John Powell, private investor.

John Powell: Hi. One more question, are all outstanding options that are both in and out of the money zeroed out by this deal?

Timothy Barberich: The option agreement calls for the expiration of options after employees transfer their employment to the new company. There is a tail of 180 days for certain of those options that have to be exercised at that point in time. No new options will vest for those employees. And none of their existing options will continue to vest that haven't vested at that point in time.

John Powell:      Thank you.

Operator:  We'll take our final question from Rick Elkin, Spencer Trask Venture.

Rick Elkin: Hi, Tim. Do you have some sort of a timeframe in mind for doing, you know, a transaction that this Mr. Wood would - is going to supervise the selection? Do you think you'd do something within the remainder of this year, or longer, or less, or...

Timothy Barberich:         No. Our target...

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 11


Rick Elkin:  Do you have a goal?

Timothy Barberich: Again, that's a good question, Rick. And we appreciate that.
      Our target would clearly be to do - if we do anything along those lines, it would be to do it in a reasonably - identify it in a reasonably short period of time. And hopefully that would be a transaction that could be culminated before the end of this year.

Rick Elkin:  Okay.

Timothy Barberich: If we really don't find - what we won't do is just try to merge this together to get it out of the way. I mean, if there's an opportunity that presents itself, where we can see significant stock appreciation for the existing shareholders, then we'll pursue it.

      If not, we'll, ideally, pursue the alternative, which is distribution of some sort. But we're not sure exactly how much cash could be distributed. It may not be much at the end of the day, given this contingent liability requirement and keeping the shell open for three years under SEC rules.

      So we are looking for opportunities where we can leverage the cash in the public shell and really create some value in a short period of time.

Rick Elkin: I mean, do you think the contingent liability is going to be a problem, assuming you identify a promising opportunity, that would otherwise be interested?

Timothy Barberich: It's a fairly clean shell, given the fact that Whatman acquired most of the liabilities of the company and certainly the liabilities associated with the product in terms

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 12


      of litigation liabilities. So I think it's a fairly clean shell. It's - and it could be attractive to a private company.

Operator:  We will take a follow-up question from Seth Mason, private investor.

Seth Mason: As you look at the universe of potential opportunities over the upcoming year, are you inclined to look for one of a size that it would consume a majority of the cash available in the shell?

      Or would you be just as interested in looking at say a portfolio of potential prospects to potentially increase your probability of maybe finding one that goes to an endpoint? Or again - if you could, answer that please.

Timothy Barberich: Yes. Our interest is - if we pursue that route, Seth, it would be a single opportunity and a single company.

      We really are not venture capitalists. We recognize that there's an element of that in the selection process. But we're not looking to put together - I don't think we have the charter to create a fund with the cash that's in the company. And the leverage is really the combination of the cash and the public shell.

      But there are other alternatives. I mean, an already public company may want to acquire the cash and buy - and tender for the entire stock of the company. So that's one alternative.

      But I think where the leverage exists - in that alternative, it's probably worth pretty much exactly what the cash is worth. In the case of a private company, there's incremental

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 13


      value to being public. And that may not be a route that's available to some of these late-stage private companies in the next year or 18 months.

Seth Mason: I've followed your history, Tim, with great interest. You've been very successful, obviously, with Sepracor. You've been very successful with (Kyrex). You've been very successful with BioSphere Medical. Unfortunately, it would appear -- and I don't have your full transcript -- that HemaSure is really the only blemish that I'm really aware of.

      So I'm actually excited to think that we might get something here that - you know, that if you're directing the team, that could be very beneficial to future prospects versus the current situation.

      And I encourage you to seek the best deal you can for us, because clearly a cash deal is a go-nowhere deal. And it, I'm sure, is not something that Sepracor feels is the best approach to enhance shareholder value.

Timothy Barberich: Well that's our perspective. But, you know, finding the right opportunity that can create shareholder value and be reflected, you know, in a fairly early appreciation of stock value takes some effort.

      As you know, BioSphere Medical was in a very similar situation, where the stock had gone down to a low level. The company was basically on a crash course toward bankruptcy in a business that we just had tried and tried without success to turn around.

      We found a buyer for the assets. We kept the cash in the shell. And after that transaction, the stock went to about 25 cents a share, which was equal to cash, which was $7 million.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 14


      In that case, we had retained a small field of use of the original technology which had leverage. And we restarted the company with a new management team. They ultimately raised more capital in the public markets. But, you know, BioSphere has a $15 or $16 share price today and is well on its way to being, I think, a very exciting medical device company.

      So it can be done. It's a little bit more challenging in this case, because there's no retained technology of any value outside of the leukoreduction field. And so, you know, we have to identify an outside source of technology or product. But we know that it has been done in the past. And we hope it can be done again. And if we don't find the right opportunity, we won't do it.

Operator:  We'll take our last question from Wayne Soverns Jr, private investor.

Wayne Soverns: Morning, Tim. I have two quick questions. One regards the royalty situation. Do you have any sense of the timeframe on when that potential $12 million could be realized?

Timothy Barberich: Well I do believe that it's possible with - in the case where
      Whatman has acquired these assets, I think the probability of success is much greater than the probability of success with HemaSure on its own.

      We clearly viewed the chances of HemaSure as an independent entity being successful - after two product failures and a series of disappointments to the investment community, we really viewed that as marginal in terms of possibility.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 15


      However, these assets, merged with Whatman's staying power and their core technology in filtration media, I think, creates a much stronger opportunity. So I think the likelihood is there will be a royalty stream.

      And, you know, whether that royalty stream, which is essentially a 4% royalty on the sales of the product, you know, what the present value of that royalty stream is is uncertain, because it depends on how fast they get back in the market and to what extent they penetrate.

      But it's clearly possible that the $12 million will come in, you know, over a period of say five years. The question is, what's the present value of that?

Wayne Soverns: Okay. The other question is, there is a mediation process going on with (Kobe) regarding contractual arrangements and the breaking of the contract. Can you...

Timothy Barberich: I'll let - I'm going to ask Jim Murphy to answer that question.

James Murphy: Yes, we're - hi, Wayne. We're still in the mediation process with Gambro. Nothing has been resolved definitively. We've been working to try to resolve that outside of the mediation process just working with us together. And we're in the process of trying to work that out. But nothing has been finalized there yet.

Wayne Soverns: But that could potentially bring some cash value to the company as well?

James Murphy:  It potentially could.

      Operator: Mr. Barberich, there are no further questions. Sir, I'll turn it back over to you for any additional or closing remarks.

                                                         HEMASURE, INCORPORATED
                                                        Moderator: James Murphy
                                                            02-09-01/9:00 am CT
                                                          Confirmation # 639214
                                                                        Page 16


      Timothy Barberich: Okay. Once again, we'd like to thank you for participating in the call this morning. And we hope we can be more successful in the future.

      Operator: Thank you, gentlemen. And thank you for your participation in today's conference. You may disconnect at this time.






                                         END